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                                                                    EXHIBIT 23.3

                              ACCOUNTANTS' CONSENT


We consent to the inclusion and incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 (No. 333-02287) of BJ Services Company of our report dated February 8, 1996 relating to the consolidated balance sheets of Nowsco Well Service Ltd. and subsidiaries as of December 31, 1995, 1994 and 1993, and the related consolidated statements of operations, retained earnings, and changes in cash position for each of the years in the three-year period ended December 31, 1995, which report is included and incorporated by reference herein. We also consent to the reference to us under the heading "Experts" in such Prospectus.





KPMG Peat Marwick Thorne

Calgary, Alberta
June 12, 1996